UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                          Date of report: March 1, 2005
                        (Date of earliest event reported)


                       MAIN STREET RESTAURANT GROUP, INC.
             (Exact name of registrant as specified in its charter)


                        Commission File Number: 000-18668


              DELAWARE                              11-2948370
  (State or other jurisdiction of                (I.R.S. Employer
           incorporation)                       Identification No.)


             5050 N. 40TH STREET, SUITE 200, PHOENIX, ARIZONA 85018 (Address of principal executive offices, including zip code)

                                 (602) 852-9000
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act
   (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
   (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
   Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition

Main Street Restaurant Group, Inc. (the "Company") issued a news release dated March 2, 2005, entitled "Main Street Restaurant Group, Inc. Announces 2004 Fourth Quarter Results", a copy of which is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

The information under this Item 2.02 in this Current Report on Form 8-K, including Exhibit 99.1 hereto, shall not be deemed "filed" for purposes of
Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section. The information in this Current Report on Form 8-K shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

The Company does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in the Company's expectations or any change in events, conditions, or circumstances on which any forward-looking statement is based. The text included with this Report is available on our website located at www.mainandmain.com, although we reserve the right to discontinue that availability at any time.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

As a result of a recent SEC Pronouncement on lease accounting and many Form
8-Ks and amendments to annual reports filed by other, larger restaurant companies about lease accounting, we performed a review of all of our leases and our accounting policy for leases. As a result of this review and in consultation with our independent registered public accounting firm of Mayer Hoffman McCann, P.C. we determined that the change in the computation of straight-line rent expense and related deferred rent liability applied to us and that it was appropriate to adjust the way we had been previously recording these amounts. As a result, on March 1, 2005, the Company's Board of Directors concluded that the Company's previously filed financial statements for fiscal years 2002 and 2003 and for the first three quarters of fiscal 2004 should be restated.

Historically, when accounting for leases with renewal options, the Company has recorded rent expense on a straight-line basis over the initial non-cancelable lease term, with the term commencing when actual rent payments began. The Company depreciated its buildings, leasehold improvements and other long-lived assets on those properties over a 240-month period that included, in the case of many of our leases, both the initial non-cancelable term of the lease and some option periods provided for in the lease (or the useful life of the assets if shorter). The Company will restate its financial statements to recognize rent expense on a straight-line basis over the entire lease term, including option periods where failure to exercise such options would result in an economic penalty.

The Company estimates that the cumulative effect of the restatement through fiscal 2004 will be an increase in the deferred rent liability of approximately $1.2 million. There is no material net impact on any of the deferred tax accounts. As a result, retained earnings and stockholders equity at the end of fiscal 2004 will decrease by approximately $1.2 million. Rent expense for fiscal years ended 2002, 2003, and 2004 was increased by approximately $173,000, $178,000, and $190,000, respectively, and for each of the first three quarters of fiscal 2004 by approximately $47,000. The restatement will decrease diluted net earnings per share by approximately $.01, $.01, and $.01 for fiscal years 2002, 2003, and 2004, respectively, and less than $.01 for each of the first three quarters of fiscal 2004. Since the restatement was a non-cash item, it will not have any impact on the Company's previously reported cash flows, sales or same-restaurant sales, or compliance with any covenant under its credit facility or other debt instruments for any period.

As a result of the restatement, the financial statements contained in the Company's prior filings with the SEC should no longer be relied upon.

The Company's Audit Committee discussed the matters disclosed in this Current Report on Form 8-K pursuant to this Item 4.02 with the Company's independent registered public accounting firm, Mayer Hoffman McCann, P.C.

Item 9.01 Financial Statements and Exhibits

     (a)  Financial Statements of Business Acquired

              Not Applicable

     (b)  Pro Forma Financial Information

              Not Applicable

     (c)  Exhibits

              Exhibit No.           Exhibit Description
              -----------           -------------------

                  99.1 Press Release dated March 2, 2005-Announcing 2004 Fourth Quarter Results.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   Main Street Restaurant Group, Inc.








Dated: March 2, 2005               /s/ Michael Garnreiter
                                   -----------------------------------
                                   Michael Garnreiter
                                   Executive Vice President and Chief Financial
                                   Officer